AltiGen Communications Reports Second Quarter Fiscal 2010 Financial Results

San Jose, CA – April 21, 2010 - AltiGen Communications, Inc. (OTCQX: ATGN), the leading provider of integrated Microsoft-based Unified Communications solutions, today reported financial results for its second quarter of fiscal 2010 ended March 31, 2010.

Second Quarter Financial Highlights:
•	Second quarter revenue of $4.4 million, up 5% sequentially
•	Gross margin of 66.1%
•	Net loss decreased to $340,000
•	Ending cash balance of $7.5 million

Gilbert Hu, AltiGen’s CEO, stated, “We continue to successfully execute our strategic move upstream in the market.  During the quarter, we saw continued sequential increase in large systems as a percentage of overall systems sales, as well as sequential growth in both our service plan revenue and deferred revenue.  With our industry leading communications applications and growing base of major partners, we are very excited about the new opportunities ahead.”

Jeremiah Fleming, AltiGen's President and COO, stated, “We continue to make solid progress on our key growth initiatives and are seeing an increasing number new and larger business opportunities driven by our open software platform and the unique application-centric Unified Communications solutions we now bring to the market.  Our latest version of Max Communications server offers critical PBX functionality integrated with advanced smart phone features to bring enterprise class mobile PBX features to the Apple iPhone and Google Android OS-based devices, and will soon also support BlackBerry devices.

“This quarter we plan to introduce our revolutionary new business mobility solution offering significant competitive advantages that include reducing communications costs, integrating the mobile workforce, and eliminating the need for desktop business phones.  This first of its kind product enables AltiGen to take a leading role in converged business communications.  We are excited about the potential of these new solutions which are opening new market opportunities which AltiGen is now uniquely positioned to address.”

Revenue for the second quarter of fiscal 2010 was $4.4 million, a 24% increase from revenue of $3.6 million in second quarter of fiscal 2009 and a 5% sequential increase from the preceding quarter. Gross margin in the second quarter was 66.1%, compared to 58.9% a year ago and 66.6% in the preceding quarter. Operating expenses totaled $3.3 million, compared to $3.9 million a year ago and $3.3 million in the preceding quarter.

Net loss for the second quarter of fiscal 2010 was $340,000, or a loss of $0.02 per share, compared to a net loss of $1.8 million, or a loss of $0.11 per share, in the second quarter of 2009 and a net loss of $470,000, or a loss of $0.03 per share, in the preceding quarter. Total cash and cash equivalents at March 31, 2010 were $7.5 million, compared to $7.6 million at December 31, 2009.

Phil McDermott, AltiGen's CFO, stated, “While the sequential revenue growth in the first quarter was modest, the quality of our business remains strong and we maintained margins and a firm control on costs, enabling us to preserve our cash position from the previous quarter.”

For the six months ended March 31, 2010, revenue was $8.6 million, compared to $8.4 million for the same period in fiscal 2009.  Gross margin was 66.4%, compared to 60% in the prior year period.  Operating expenses totaled $6.6 million, compared to $8.2 million in the prior year period. Net Loss was $810,000, or a loss of $0.05 per share, compared to net loss of $3.0 million, or a loss of $0.19 per share, in the prior year period.

Conference Call
AltiGen will conduct a conference call with investment professionals at 2:00 p.m. Pacific Time (5:00 p.m. ET) today, April 21, 2010 to discuss AltiGen's results of operations for the fiscal 2010 second quarter. Dial (800) 862-9098 (domestic) or (785) 424-1051 (international) to listen in to the call. The conference call ID is "AltiGen." A live webcast will also be made available at www.altigen.com. A telephonic replay will be available approximately one hour after the call through April 23, 2010. To access the replay, dial (800) 839-4016 or (402) 220-7240. A web archive will be made available at www.altigen.com for 90 days following the call's conclusion.

About AltiGen Communications
AltiGen Communications, Inc. (OTCQX: ATGN) is a leading provider of 100 percent Microsoft-based VoIP business phone systems and Unified Communications solutions. Having more than 10,000 customers around the world, AltiGen solutions are designed for high reliability, ease of use, seamless integration to Microsoft infrastructure technologies, and are built on a scalable, open standards platform. AltiGen's worldwide headquarters is in Silicon Valley, California, with international operations based in Shanghai, China. Local sales, service and support are provided by AltiGen's worldwide network of over 300 certified partners. For more information, call 1-888-ALTIGEN or visit the web site at www.altigen.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the continued market acceptance of our 100 percent Microsoft-based business phone systems and Unified Communications solutions, AltiGen's continuing success in increasing our larger systems share of overall systems shipped, our ability to continue to grow our base of major partners, our continuing success with our newest  MAX Communications Server, which includes the MaxMobile feature for the Apple iPhone and the Google Android OS-based devices, and our ability to deliver a new revolutionary business mobility solution this quarter. These statements reflect management's current expectation. However, actual results could differ materially as a result of unknown risks and uncertainties, including but not limited to, risks related to AltiGen's limited operating history. For a more detailed description of these and other risks and uncertainties affecting AltiGen's performance, please refer to AltiGen's Annual Report on Form 10-K for the fiscal year ended September 30, 2009 and all subsequent current reports on Form 8-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release are based on information available to AltiGen as of the date hereof and AltiGen assumes no obligation to update these forward-looking statements.

Contacts:
Phil McDermott	Todd Kehrli or Jim Byers
Chief Financial Officer	Investor Relations
AltiGen Communications	MKR Group, Inc.
(408) 597-9000 x161	(323) 468-2300
pmcdermott@altigen.com	atgn@mkr-group.com

– Financial tables to follow –

AltiGen Communications, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	March 31,		March 31,
	FY 2010	FY 2009	FY 2010	FY 2009
Net Revenue	$4,421	$3,577	$8,642	$8,437
Gross profit	2,924	2,107	5,734	5,069

Research and development	1,087	1,243	2,234	2,468
Selling, general & administrative	2,178	2,651	4,332	5,706

Operating loss	(341)	(1,787)	(832)	(3,105)

Interest and other income,net	1	20	23	53

Net loss before tax	(340)	(1,767)	(809)	(3,052)

Provision for income tax	-	-	1	(16)

Net loss after tax	$(340)	$(1,767)	$(810)	$(3,036)

Basic and diluted net loss per share	$(0.02)	$(0.11)	$(0.05)	$(0.19)

Weighted average shares outstanding	16,430	15,862	16,361	15,842

Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2010	September 30, 2009

Cash and cash equivalents	$7,505	$7,397
Accounts receivable, net	1,269	1,545
Inventories	1,039	1,266
Other current assets	320	128
Net property and equipment	475	501
Other long-term assets	403	494
Total Assets	$11,011	$11,331

Current liabilities	$5,373	$5,342
Long-term liabilities	318	232
Stockholders' equity	5,320	5,757

Total Liabilities and Stockholders' Equity	$11,011	$11,331